SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 17, 2007
Date of Report (Date of earliest event reported)

COLLECTIVE BRANDS, INC.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE
(State or Other Jurisdiction of Incorporation)

1-14770	43-1813160
(Commission File Number)	(IRS Employer Identification No.)

3231 Southeast Sixth Avenue
Topeka, Kansas 66607-2207
(Address of Principal Executive Office) (Zip Code)

(785) 233-5171
(Registrant's Telephone Number, Including Area Code)

PAYLESS SHOESOURCE, INC.
(Former Name, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

G	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

G	Soliciting material pursuant to Rule 14a12 under the Exchange Act (17 CFR 240.14a-12)

G	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

G	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On August 17, 2007, Collective Brands Finance, Inc. (formerly known as Payless ShoeSource Finance, Inc.) (the “Borrower”), a wholly-owned subsidiary of Collective Brands, Inc. (formerly known as Payless ShoeSource, Inc., the “Company”) entered into a Term Loan Credit Agreement (the “Term Loan Agreement”) among the Borrower, the guarantors party thereto, the lenders party thereto, Citicorp North America, Inc., as administrative agent and collateral agent and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. as joint bookrunners and joint lead arrangers which provides for up to $725 million in term loans (the “Term Loan Facility”). In addition, the Borrower entered into an Amended and Restated Loan and Guaranty Agreement (the “Revolving Credit Agreement” and together with the Term Loan Agreement, the “Credit Agreements”) among the Borrower, the guarantors party thereto, the lenders party thereto, Wells Fargo Retail Finance, LLC, as administrative agent, joint lead arranger and joint bookrunner and Citigroup Global Markets Inc. as joint lead arranger and joint bookrunner which amends and restates that certain Loan, Guaranty and Security Agreement with Wells Fargo Retail Finance, LLC as administrative agent and arranger, dated as of January 15, 2004 and provides for a revolving line of credit of up to $350 million (the “Revolving Loan Facility” and together with the Term Loan Facility, the “Loan Facilities”), with a letter of credit subfacility. The amount of loans to be borrowed under the Revolving Credit Agreement is limited to the lesser of $350 million and (ii) the amount of the Borrowing Base (as defined in the Revolving Credit Agreement), in each case less reserves.

The material terms of the Credit Agreements are described below.

The Loan Facilities rank pari passu in right of payment and have the lien priorities specified in the intercreditor agreement executed by the administrative agent to the Term Loan Facility and the administrative agent to the Revolving Loan Facility. The Loan Facilities are senior secured loans guaranteed by substantially all of the assets of the Borrower and the guarantors, with the Revolving Facility having first priority in accounts, inventory and certain related assets and the Term Loan Facility having first priority in substantially all of the Borrower’s and the guarantors’ remaining assets, including, intellectual property, the capital stock of each domestic subsidiary, any intercompany notes owned by the Borrower and the guarantors and 65% of the stock of non-U.S. subsidiaries directly owned by us or by a guarantor.

The Term Loan Facility will mature on August 17, 2014. The Term Loan Facility will amortize quarterly in annual amounts of 1.0% of the original amount, with the final installment payable on the maturity date.

The Term Loan Agreement provides for customary mandatory prepayments, subject to certain exceptions and limitations and in certain instances, reinvestment rights, from:

•	The net cash proceeds of certain asset sales, insurance recovery events and debt issuances, each as defined in the Term Loan Agreement, and
•	25% of excess cash flow, as defined in the Term Loan Agreement, subject to reduction so long as the total leverage ratio, as defined in the Term Loan Agreement, is less than 2.0:1.0.

The Credit Agreements permit the Borrower to make optional prepayments, in whole or in part, in minimum amounts, without premium or penalty, and subject to the reimbursement of lenders’ redeployment costs in the case of a prepayment of LIBOR borrowings on a day other than the last day of the relevant interest period.

Loans under the Revolving Loan Facility will bear interest, at the Borrower’s option, at either (a) the Base Rate plus a margin of -0.25% or 0.0% per annum based on average utilization of the Revolving Loan Facility as defined in the Revolving Credit Agreement or (b) the LIBOR Rate plus a margin of 0.875%, 1.0%, 1.25% or 1.50% based on average utilization of the Revolving Loan Facility as defined in the Revolving Credit Agreement.

The Borrower will pay a letter of credit fee under the Revolving Credit Agreement at a rate per annum equal to 0.375%, 0.50%, 0.75% or 1.0% based on average utilization of the Revolving Loan Facility as defined in the Revolving Credit Agreement, times the amount of all outstanding letters of credit under the Revolving Loan Facility.

Loans under the Term Loan Facility will bear interest at the Borrower’s option, at either (a) the Base Rate plus 1.75% per annum or (b) the LIBOR Rate plus 2.75% per annum, with such margin to be agreed for any incremental term loans.

After an event of default, all obligations under the Loan Facilities will bear interest (and letter of credit fees will accrue) at the otherwise applicable rate plus 2.0% per annum.

The Credit Agreements contain such financial, affirmative and negative covenants by the Borrower and the guarantors as are usual and customary for financings of this kind, including, without limitation:

The Term Loan Agreement includes the following financial covenant:

Maximum Total Leverage Ratio. The Borrower shall maintain, on the last day of each fiscal quarter set forth below, a Total Leverage Ratio (as defined in the Term Loan Agreement) of not more than the maximum ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending on or about	Maximum Leverage Ratio
October 31, 2007, January 31, 2008, April 30, 2008, July 31, 2008, October 31, 2008 and January 31, 2009	4.7 to 1
April 30, 2009, July 31, 2009, October 31, 2009 and January 31, 2010	4.2 to 1
April 30, 2010 and each fiscal quarter thereafter	4.0 to 1

The Revolving Credit Agreement contains the following financial covenant:

Minimum Fixed Charge Coverage Ratio. At any time that a Triggering Period has occurred and is continuing, the Company and its Restricted Subsidiaries (as defined in the Revolving Credit Agreement) shall have on a consolidated basis at the end of each fiscal month, a Consolidated Fixed Charge Coverage Ratio (as defined in the Revolving Credit Agreement) for the 12-month period then ended of not less than 1.0:1.0.

“Triggering Period” is defined in the Revolving Credit Agreement as a period (a) commencing on the earliest to occur of (i) the occurrence and continuation of an Event of Default (as defined in the Revolving Credit Agreement), or (ii) the date on which Availability (as defined in the Revolving Credit Agreement) shall be less than $35,000,000 and (b) continuing until the such time as, for a period of fifteen (15) consecutive days, both (x) Availability shall be equal to or in excess of $40,000,000 and (y) there shall not have occurred and be continuing any Event of Default.

The Loan Facilities include such events of default (and, as appropriate, grace periods) and representations and warranties as are usual and customary for financings of this kind.

Item 2.01	Completion of Acquisition or Disposition of Assets

On May 22, 2007, the Company announced that it had entered into an Agreement and Plan of Merger, dated as of May 22, 2007 (the “Merger Agreement”) among the Company, The Stride Rite Corporation (“Stride Rite”) and San Jose Acquisition Corp., a wholly-owned indirect subsidiary of the Company (“Merger Sub”). Under the terms of the Merger Agreement, Merger Sub will be merged with and into Stride Rite, with Stride Rite continuing as the surviving corporation and becoming a wholly-owned subsidiary of Payless (the “Merger”). On August 17, 2007, the Company completed the acquisition of Stride Rite. The text of the Company’s press release dated August 17, 2007 and filed as Exhibit 99.1 hereto is incorporated herein by reference.

The approximately $900 million transaction, consisted of an aggregate $800 million payment to Stride Rite shareholders, option holders and other equity holders, as well as the repayment of existing debt and other transaction costs. It was financed with approximately $175 million in cash-on-hand and the net proceeds from the Term Loan Facility described under Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 which is incorporated herein by reference.

Item 8.01	Other Events

On August 14, 2007, the stockholders of the Company approved a proposed amendment to the Company’s Certificate of Incorporation to effect a change of the Company’s name from Payless ShoeSource, Inc. to Collective Brands, Inc. The amendment is filed as Exhibit 3.0 hereto.

Effective August 17, 2007, the name of the Payless ShoeSource, Inc. 401(k) plan has been changed to the "Collective Brands, Inc. 401(k) Plan,” the name of the "Payless ShoeSource, Inc. Stock Ownership Plan" has been changed to the "Collective Brands, Inc. Employee Stock Purchase Plan,” and the name of the “2006 Payless ShoeSource, Inc. Stock Incentive Plan” has been changed to the “2006 Collective Brands, Inc. Stock Incentive Plan.”

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

To the extent required by this item, financial statements of Stride Rite will be filed as part of an amendment to this report on Form 8-K no later than 71 calendar days after the date this report is required to be filed.

(b)	Pro Forma Financial Information.

To the extent required by this item, pro forma financial information will be filed as part of an amendment to this report on Form 8-K no later than 71 calendar days after the date this report is required to be filed.

(d)	Exhibits.

Exhibit No.	Exhibit
3.1	Certificate of Amendment of Certificate of Incorporation, dated August 17, 2007
10.1
Amended and Restated Loan and Guaranty Agreement, dated August 17, 2007, by and among Collective Brands Finance, Inc. as Borrower, the Guarantors thereto as Credit Parties, the Lenders signatory thereto and Wells Fargo Retail Finance, LLC as the Arranger and Administrative Agent

10.2
Term Loan Agreement, dated as of August 17, 2007, among Collective Brands Finance, Inc. as Borrower, and the Lenders party thereto and CitiCorp North America, Inc., as Administrative Agent and Collateral Agent

99.1	Press Release, dated August 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COLLECTIVE BRANDS, INC.

Date: August 17, 2007	By:	/s/ Ullrich E. Porzig
Ullrich E. Porzig
Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Exhibit

3.1	Certificate of Amendment of Certificate of Incorporation, dated August 17, 2007
10.1
Amended and Restated Loan and Guaranty Agreement, dated August 17, 2007, by and among Collective Brands Finance, Inc. as Borrower, the Guarantors thereto as Credit Parties, the Lenders signatory thereto and Wells Fargo Retail Finance, LLC as the Arranger and Administrative Agent

10.2
Term Loan Agreement, dated as of August 17, 2007, among Collective Brands Finance, Inc. as Borrower, and the Lenders party thereto and CitiCorp North America, Inc., as Administrative Agent and Collateral Agent

99.1	Press Release, dated August 17, 2007